EXHIBIT 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We have issued our reports dated December 12, 2005, accompanying the consolidated financial statements and management’s assessment of the effectiveness of internal control over financial reporting in the Annual Report of Sunterra Corporation on Form 10-K for the year ended September 30, 2005. We hereby consent to the incorporation by reference of said reports in the Registration Statements of Sunterra Corporation on Forms S-3 (File No. 333-116486, effective June 15, 2004 and File No. 333-111758, effective January 7, 2004), on Form S-3A (File No. 333-111758, effective January 26, 2004) and on Forms S-8 (File No. 333-106122, effective June 13, 2003 and File No. 333-123006, effective February 25, 2005).

/s/ GRANT THORNTON LLP

Los Angeles, California
December 12, 2005